Exhibit 99.1

NTL ANNOUNCES DEATH OF COB STENHAM, DEPUTY CHAIRMAN

London, England, October 23, 2006 – NTL Inc (NASDAQ: NTLI)

It is with great sadness and regret that we can confirm that Anthony (Cob) Stenham, Deputy Chairman of NTL Incorporated, passed away over the weekend.

Cob served as Deputy Chairman since the merger of ntl and Telewest in March 2006, and had been with Telewest since 1994.

James Mooney, Chairman of NTL Incorporated, said, “Few words can describe the invaluable contribution Cob has made to our company and our industry over the years - he will be sorely missed by a great many people. Our thoughts are now very much with his family and friends during this difficult time.”

Mr Stenham was a member of NTL Incorporated’s 12 member board of directors. His position on the board will be vacant and the board will now be comprised of 11 members.

About ntl Incorporated (NASDAQ: NTLI)

•                                          On 4 July 2006 ntl Incorporated (the holding company of ntl:Telewest) completed its acquisition of Virgin Mobile.

•                                          In March 2006 ntl and Telewest completed a merger creating the UK’s largest provider of residential broadband and leading provider of triple play services.  The company operates under the name of ntl:Telewest and offers a range of communications and entertainment services to more than 5 million residential customers. The Company’s networks can service more than 12 million homes - 50% of UK households - and 85% of UK businesses.

•                                      ntl:Telewest’s content division, Flextech Television provides television channels for the UK multichannel TV market and owns transactional channels price-drop TV, bid tv, speed auction tv and screenshop. Flextech owns 6 entertainment channels - LIVINGtv, LIVINGtv 2, Bravo, Challenge, Trouble, Ftn (plus their time shifted variants) and is a 50% partner in UKTV which consists of ten channels including UKTV Gold, UKTV Drama and UKTV History.  Together Flextech and UKTV are the largest suppliers of basic channels to the UK pay-TV market. Further information about ntl:Telewest and its products can be found at www.ntl.com, www.telewest.co.uk, www.flextech.co.uk or www.virginmobile.com

For further information contact:

Investor Relations

Richard Williams: +44 20 7299 5479 / richard.williams@ntl.com

Vani Bassi: +44 20 7299 5353 / vani.bassi@ntl.com

Media

Kirstine Cox: 020 7299 5115

Liz Nicholson: 01256 752664